FOR IMMEDIATE RELEASE

July 18, 2007

Contact:

Rosemarie Faccone

Susan Jordan

(732) 577-9996

MREIC MICHIGAN, LLC

ANNOUNCES NEW ACQUISITION

Freehold, NJ,   July 18, 2007

MREIC Michigan, LLC is pleased to announce the acquisition on July 17th of a 193,371 square foot industrial building at the Liberty Techne Center, 1601 Brown Road, Orion, Oakland County, Michigan, at a purchase price of approximately $17,000,000.  The property is net-leased to FedEx Ground Package System, Inc., through June 30, 2017.

This newly constructed building was purchased by MREIC Michigan, LLC, a Missouri limited liability company which is managed by Monmouth Real Estate Investment Corporation, (NASDAQ:MNRTA) (the “Company”), from Jones Orion, LLC, a Missouri Limited Liability Company.  The acquisition was funded with proceeds of a line of credit with North Fork Bank, and Monmouth Real Estate Investment Corporation’s December, 2006 preferred stock offering.

According to Cynthia J. Morgenstern, Executive Vice President, “This acquisition brings the total square footage between the Monmouth Real Estate portfolio and MREIC Michigan portfolio to approximately five million square feet net-leased to high-quality investment-grade industrial tenants.   In addition to this milestone, it was also a pleasure to work with another subsidiary of Jones Development Company, from whom several other Monmouth properties have been purchased.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.  The Company’s equity portfolio consists of forty-two industrial properties and one shopping center located in Alabama, Arizona, Colorado, Connecticut, Florida, Georgia, Illinois, Iowa, Kansas, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Virginia, and Wisconsin.  In addition, the Company owns a portfolio of REIT securities.

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